EXHIBIT 2.2
WORKING KNOWLEDGE, INC.,
STOCK PURCHASE AGREEMENT

The WORKING KNOWLEDGE, INC., STOCK PURCHASE AGREEMENT ("Agreement") is entered into this 8 th day of April, 2000, by and between CYNTHIA CALVERT, as the sole shareholder ("Selling Shareholder") of WORKING KNOWLEDGE, INC., a Kansas corporation, as the acquired corporation ("WKI") and NMXS.com, Inc., a Delaware corporation, as the acquiring corporation ("NMXS").

RECITALS

WHEREAS, WKI operates a website management business (the "Business") which NMXS believes complements its current operations and would allow expansion that would greatly enhance its overall revenue generating ability; and

WHEREAS, Selling Shareholder desires to sell, and NMXS desires to purchase all of the issued and outstanding stock of WKI on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the above and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1 . Sale of Stock . Selling Shareholder agrees to sell to NMXS and NMXS agrees to purchase from Selling Shareholder three thousand (3,000) shares of common stock of WKI, constituting all of the issued and outstanding shares of stock of WKI (hereinafter, "WKI Stock").

2. Purchase Price. The total Purchase Price for the WKI Stock is $150,000 cash at Closing. This amount shall be reduced for certain sales tax payable owed to the State of California that is not due and payable until July, 2000. The amount of such sales tax liability will remain the debt of WKI, to be paid by NMXS.

3. Closing Date. The purchase and sale of the WKI Stock shall be deemed effective as of April 3, 2000 but shall be consummated at such time and at such place as is agreed upon by Selling Shareholder and NMXS ("Closing" or "Closing Date") as soon as possible, but not later than April 14, 2000.

4. Obligations at Closing .

a. Seller's Obligation at Closing. At Closing, Selling Shareholder shall deliver to NMXS:

(i) Stock Certificates. A stock certificate or stock certificates, along with a signed stock power, in the form attached hereto as Exhibit A for the WKI Stock being purchased under this Agreement endorsed by the Selling Shareholder for transfer to NMXS.

(ii) Resignations. Resignations of all directors, officers and registered agents of WKI.
(iii) Corporate Documents. All corporate record books, minutes, seal and stock transfer records of WKI.

(iv) Release of Liabilities. Certain debt reflected on the Financial Statements as of January 31, 2000 reflected as:

Notes Payable - LG                   $ 153,427.14
Notes Payable - Phoenixcor           $  81,988.45
Accounts Payable - GUI               $  76,704.50

are all either owed to affiliated entities of the Selling Shareholder or are portions of larger debt structures with financial institutions of which an affiliated entity is the sole obligor, and the amount reflected is only WKI's portion of the debt. With respect to the foregoing liabilities, in all three instances, the affiliated entities to which WKI owes such debt shall grant full releases to WKI for any such debt owing at Closing. These Debt Releases will be provided to NMXS at Closing. As of the Closing Date, WKI shall make satisfactory arrangements with NMXS for payment of any other liabilities of WKI which may exist at that time.

(v) Other Documents. Such other instruments of conveyance or other documents as NMXS or its counsel may reasonably require.

b.     NMXS's Obligations at Closing.

(i) Cash Payment. Payment of cash by NMXS check, at Closing in the amount as more fully described in Paragraph 2 above.

(ii) Other Documents. Such other documents as reasonably required by Selling Shareholders or their counsel.

5. WKI Assets and Related Dispositions. Prior to Closing, Selling Shareholder shall cause WKI to distribute all assets of WKI and will assume all liabilities of WKI, except those contracts pertaining to website management agreements as set forth on Exhibit C, including such other similar agreements entered into with third party customers prior to Closing. Those high-speed scanning contracts of WKI not listed on Exhibit C shall be distributed to Selling Shareholder.

6. Representations and Warranties of Seller. Selling Shareholder and WKI warrant and represent to NMXS that the following are true on the date of this Agreement and will be true on the Closing Date:

a. Corporate Status/Authorization. WKI is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas with the corporate power and authority to own its properties and to conduct the Business which it presently conducts. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate actions on the part of WKI and Selling Shareholder. The copies of Articles of Incorporation and Bylaws of WKI as provided to NMXS are complete and correct copies of such instruments as in effect as of the date of this Agreement.

b. Authority of WKII and Selling Shareholders. WKI and Selling Shareholder have full right, power and authority to enter into and perform this Agreement. The execution, delivery and performance of this Agreement by WKI and Selling Shareholder will not (1) violate any provisions of WKI's Articles of Incorporation or Bylaws; (2) result in the breach or violation of any provision of or constitute a default under any agreement or instrument to which WKI is a party to or by which it operates the Business; or (3) violate any law, rule, regulation or order to which it is subject.

c. Stock. The authorized capital stock of WKI consists of 6,000 shares of $1.00 par value common stock, of which three thousand (3,000) shares are issued and outstanding. The Selling Shareholder is the sole owner of the WKI Stock, which is free and clear of all encumbrances, and Selling Shareholder has a good right to sell and transfer all such WKI Stock to NMXS.

d. Financial Statements. The balance sheet and profit and loss statement of WKI as of February 29, 2000 (the "Financial Statements") and related prior periods which are attached hereto as Exhibit D, are complete and correct and fairly present the financial condition of WKI and results of its operations as of the dates and for the periods indicated. WKI will have a net operating loss carryover as of March 31, 2000, as if March 31, 2000 were the end of the tax year, of at least $70,000.

e. Adverse Changes. As of Closing there will be no material adverse change in the financial condition of WKI or in the condition of its assets from that reflected in the Financial Statements except as specifically set forth in this Agreement.

f. Liabilities. Except as and to the extent reflected or reserved against in the Financial Statements, WKI does not have any material liabilities or obligations of any kind whether accrued, absolute, contingent or otherwise.

g. Contracts. Except for those contracts which have not yet been executed and are noted as "Pending" thereon, the contracts set forth on Exhibit C. all arose from bona fide transactions of WKI, are valid written contracts with the customers as set forth on Exhibit C. All signed, written contracts with respect to said customers have been provided to NMXS. None of the contracts are currently in default either by customer or by WKI.

h. Compliance with Law. WKI is not in violation of any applicable law, ordinance, regulation, order or requirements relating to its operations.

i. Action from Suits. There are no actions, suits or proceedings pending or threatened against or affecting WKI at law or in equity or before or by any federal, state, municipal or other governmental or nongovernmental department, commission, board, bureau, agency or instrumentality that can reasonably be expected to result in any adverse change in the business, properties, operations, prospects or assets of WKI or its business or in its condition, financial or otherwise. There are no controversies pending or threatened between WKI and any of its employees.

j. Obligations and Contracts. WKI is not in default in the payment of any of its obligations and is not in breach of the performance of any contract to which it is a party.

k. Employees. As of closing, WKI will have terminated all of its employees.

l. Retirement Plan. WKI is not a party to any multi-employer pension plan nor is it a sponsor of any qualified or nonqualified retirements plans including, without limitation 401 k, profit sharing, money purchase,, defined benefit or other defined contribution plans.

m. Lease Obligation. Prior to the Closing Date, WKI shall have made arrangements for disposition of its office facility lease obligation which are satisfactory to NMXS.

n. Labor Contracts. WKI does not have any collective bargaining contracts, union or similar contract or agreements or any employment agreements with any employee.

7.     Representation and Warranties of NMXS.

NMXS warrants and represents to WKI and the Selling Shareholder that:

a. Investment Intent. NMXS is purchasing the WKI Stock for investment and not with a view to distribution.

b. Securities Registration. NMXS understands that the WKI Stock being purchased has not been registered under the Securities Act of 1933 in reliance upon an exemption from registration. NMXS also understands that the WKI Stock must be held indefinitely unless it is later registered under the Securities
Act of 1933 or unless an exemption from registration is otherwise available, and that WKI has no obligation to register its stock. NMXS agrees that the share s of WKI stock purchased under this agreement will not be offered, sold, transferred, pledged or otherwise disposed of without registration or in satisfaction of applicable state or federal securities law.

8.     Selling Shareholder's Obligation to Indemnif

a. Obligations to Indemnify. The Selling Shareholder, Cynthia Calvert, agrees to indemnify NMXS and shall hold NMXS harmless only from all loss, costs, damage or expenses, including attorney fees arising from the following:

i. Any accounts payable of WKI of any nature whether accrued, contingent, or otherwise. The duty of indemnification on any accounts payable will be only through the date of Closing. NMXS shall be responsible for all accounts payable incurred from the date of Closing forward.

ii. Any and all federal, state or local income taxes due up through the end of calendar year 1999. Selling Shareholder shall be responsible for preparing the return for 1999, and shall pay all taxes, if any, due for calendar year 1999. NMXS shall assume all liability for any income taxes for WKI accruing after 1/1/2000. Selling Shareholder shall also indemnify NMXS from any and all federal and state employee withholding taxes up to the date of closing. After the date of closing, NMXS shall be responsible for any and all employee with holding taxes on the state, federal and local level. Selling Shareholder represents and warrants that WKI will have a net operating loss carryover as of March 31, 2000, as if March 31, 2000 were the end of the tax year, of at least $70,000.

iii. There shall be no other duty to indemnify NMXS by Selling Shareholder either express or implied.


b. Payment. If a liability that NMXS is entitled to be indemnified and held harmless against under the provisions of this Section 8 arises, NMXS may, but shall have no obligation to, pay or otherwise satisfy such liability. If NMXS pays or satisfies a liability, NMXS may collect the amount of or value of any such payment and the amount of all reasonable expenses incurred in resolving or settling such liability, together with interest thereon at the rate of 10% per annum from the date of payment of such amount, or the date of the incurring of such expense, from Selling Shareholder.

9.     Operations of Business Prior to Closing.

During the period from the date of execution of this Agreement to the date of Closing, Selling Shareholder shall cause WKI to continue to conduct its business in the usual and customary manner in which WKI has heretofore conducted such business.

10. Default. In the event of default on this Agreement by either party, the non-defaulting party shall have all remedies provided at law and equity against the defaulting party including, but not limited to, a right to specific performance. Further, in the event either party is required to enforce the provisions of this Agreement through judicial proceedings, the prevailing party shall be entitled to reasonable attorneys fees and court costs from the non-prevailing party.

11.     Miscellaneous.

a. Name Usage. it is agreed by the parties hereto following Closing, and at all times thereafter, that NMXS and its successors and assigns shall have the exclusive right to use the tradename "Working Knowledge" and Selling Shareholder hereby agrees to sign documents necessary to vest such name in NMXS and to further refrain from using such name or from transferring such name or confusingly similar names to any third party, inconsistent with NMXS's rights hereunder.

b. Survival of Obliciations. The terms and provisions of this Agreement and the obligations, warranties, representations, and covenants of the parties contained in this Agreement shall survive Closing and shall continue in full force and effect and shall not be merged or extinguished by the act of Closing or the execution and/or delivery of any conveyance documents hereunder or any other instruments, documents, transfers or assignments.

C. Further Assurances. The parties agree to execute such further assurances, documents or instruments and take such further action as may be reasonably necessary to confirm their understanding with respect to the terms and provisions set forth in this Agreement so as to be in a position to implement the same.

d. Expenses. Each party shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.

e. Entire Agreement. This Agreement contains the complete and entire agreement between the parties with respect to the subject matter addressed herein. Any prior oral representations or agreements inconsistent with the provisions of this Agreement are expressly repealed and replaced by the representations and agreements contained herein

f. Amendment. No amendment, supplement, modification or waiver of -this Agreement shall be binding unless executed in writing by the party to be bound thereby.

9. Dispute Resolution. The purpose and intent of the parties is to resolve their disputes expeditiously, and in a financially-reasonable manner; and further that the parties will meet personally, and directly and in good faith to discuss how to proceed with dispute resolution and with that purpose and intent in mind. Any dispute between the parties to this Agreement or any other controversy or claim arising out of or relating to this Agreement or the breach thereof shall be submitted to and resolved by binding arbitration in Albuquerque, New Mexico. Such arbitration shall be conducted upon the request of any party, before a single arbitrator, selected by the parties or, failing agreement on a choice of an arbitrator within thirty (30) days of service of written demand for arbitration, by an arbitrator designated pursuant to the Uniform Arbitration Act, NMSA 44-7-1 et set. (11978). Once the arbitrator is selected, but as a condition precedent to proceeding with arbitration, the parties shall engage on a good-faith best efforts basis (i) in direct face-to-face negotiations; and failing resolution by negotiation, then (ii) mediation and, failing mediation then, (iii) arbitration. Such arbitration shall be in accordance with the laws of the State of New Mexico and pursuant to the Uniform Arbitration Act, and subject to the Federal Rules of Civil Procedure as the arbitrator may determine. The arbitration shall be conducted within sixty (60) days of the selection of the arbitrator and the arbitrator shall render his or her decision within twenty (20) days after conclusion of the arbitration. The prevailing party in the arbitration shall be entitled as a part of the arbitration award to the costs and expenses (including reasonable attorney fees) of investigating, preparing and pursuing or defending the arbitration claim as such costs and expenses are awarded by the arbitrator. The duty to pursue the foregoing dispute resolution provisions, shall survive the termination or cancellation of this Agreement. Arbitration pursuant to the foregoing, shall be specifically enforceable under prevailing arbitration law of the State of New Mexico. The decision of the arbitrator shall be final and binding upon the parties and enforceable in a court of competent jurisdiction.

h. No Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

i. Successors. This Agreement shall be binding upon and inure to the benefit of the successors and assignees of the parties hereto.

j. Cooperation. Each party will fully cooperate with the other and their or its respective counsel and accountant in connection with any steps required to be taken under this Agreement, including the taking of whatever action and the obtaining of whatever additional corporate or other authority may be necessary in order to comply with the spirit and intent of this Agreement.

k. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Mexico.

l. Enforceability, If any provision of this Agreement is held invalid, such provisions shall be modified to the least extent possible, so as to be enforceable, and if such modifications are not possible, the unenforceable provision shall be severed, and the remaining provisions hereof shall remain valid and enforceable.

M. Notice. Any notice or other communication or permitted to be given under this agreement shall be in writing and shall be mailed by first class mail, faxed or e-mailed to the parties at the following address:

NMXS:
Richard Govatski, President
5041 Indian School Road, NE
Albuquerque, New Mexico 87110
CEO@NMXS.com

Cynthia Calvert

12437 East 60th Street
Tulsa, OK  74146

Ccalvert@calvertco.com

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

NMXS.co

By /s/ Richard Govatski
       Its President

WORKING KNOWLEDGE, INC.

By /s/ Cynthia Calvert
       its CEO

SELLING SHAREHOLDER

By /s/ Cynthia Calvert

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